EXHIBIT 15
LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION
ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Audit Committee
Corus Bankshares, Inc.
We are aware of the incorporation by reference in the following Registration Statements of our report dated August 4, 2005 relating to the unaudited condensed consolidated interim financial statements of Corus Bankshares, Inc. that are included in its Form 10-Q for the quarter ended June 30, 2005:
•	Registration Statement (Form S-8 No. 333-53385) pertaining to the Corus Bankshares, Inc. Commission Program for Commercial Loan Officers

•	Registration Statement (Form S-8 No. 333-77481) pertaining to the Corus Bankshares, Inc. 1999 Stock Option Plan
/s/ Ernst & Young LLP
Chicago, Illinois
August 4, 2005